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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                                Bio-Plexus, Inc.
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                                (Name of Issuer)


                        Common Stock, without par value
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                         (Title of Class of Securities)


                                   09057C 106
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                                 (CUSIP Number)


Walter W. Simmers, Esq., Pepe & Hazard LLP, Goodwin Square, Hartford, CT  06103
                                 (860) 241-2643
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          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 February 3, 1999
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            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission, See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13D

CUSIP NO. 09057C106                                            PAGE 2 OF 3 PAGES

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David Himick
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/
                                                                         (b) / /
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3   SEC USE ONLY


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4   SOURCE OF FUNDS*

    PF
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5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)

    Not Applicable
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6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
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                         7   SOLE VOTING POWER
  NUMBER OF
   SHARES                    1,377,134 shares of Common Stock
 BENEFICIALLY            ------------------------------------------------------
   OWNED BY              8   SHARED VOTING POWER
     EACH
   REPORTING                 145,378 shares of Common Stock
    PERSON               ------------------------------------------------------
     WITH                9   SOLE DISPOSITIVE POWER

                             1,377,134 shares of Common Stock
                         ------------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

                             145,378 shares of Common Stock
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11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   1,522,512
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12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* [ ]

      Not applicable
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13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      11.5%
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14    TYPE OF REPORTING PERSON*


      IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
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                                                                    Page 3 of 3



Item 1.     SECURITY AND ISSUER
            Common Stock, without par value
            Bio-Plexus, Inc., 129 Reservoir Rd., Vernon, Connecticut  06066

Item 2.     IDENTITY AND BACKGROUND
                  (a) David Himick (and Faith Himick with respect to
                      shared beneficial ownership of certain shares)

                  (b) c/o Bio-Plexus, Inc., 129 Reservoir Rd., Vernon,
                      Connecticut 06066

                  (c) Director of Bio-Plexus, Inc.

                  (d) N/A

                  (e) N/A

                  (f) USA

Item 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
            Personal funds of $250,000 paid for 124,378 shares of Common Stock on September 11, 1998. Personal funds of $1,000,000 paid for 502,500 shares of Common Stock on February 3, 1999.

Item 4.     PURPOSE OF TRANSACTION
            The securities were acquired in the ordinary course of business and not with the purpose or the effect of changing or influencing the control of the Issuer.

Item 5.     INTEREST IN SECURITIES OF THE ISSUER
            The information required by this Item is disclosed in Sections 7 through 11, inclusive, of the cover page of this Schedule 13D and Items 2 and 3 of this Schedule 13D.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO SECURITIES OF THE ISSUER

            Faith Himick is the spouse of David Himick.

Item 7.     MATERIALS TO BE FILED AS EXHIBITS
            Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 1999                                 /s/ David Himick
-----------------                                 ------------------------------
      Date                                                   Signature

                                                  David Himick, Director
                                                  -----------------------------
                                                            Name/Title